Garb Oil & Power Shareholder update 3 of 4
Garb Oil & Power Corporation Subsidiary Recovery Industries Ltd
acquires 51% of Italraee S.r.l.

SALT LAKE CITY UT, March 16, 2012: Garb Oil & Power Corporation (USOTC: GARB). Garb Oil & Power Corporation, announced today that through its subsidiary Recovery Industries Ltd, it has acquired 51% of Italraee S.r.l.

Management believes that Italraee S.r.l. is an important acquisition for Garb. Italraee is involved in owning and managing the electronic waste (Ewaste) processing plant that will be built in Northern Rome, Italy.  Garb President and CEO John Rossi stated: “Our joint venture partners are well known in the industry and already provide a number of services.  The purchase of Italraee gives Garb an entry into this lucrative market and positions Garb as a presence in the electronic waste industry in Italy.”

Based on current projections, Italraee will build, own and manage the 13,000 metric ton plant, which will produce output in Copper, Aluminum, Alloys and Plastic. Once operational, the plant will provide estimated revenues in excess of €7,000,000 (approximately $10,000,000) and EBITA in excess of €3,000,000 (approximately $4,500,000) per year of operation. Management anticipates that all raw materials will be sold to local entities for further processing.

Garb, through its European subsidiary, will proceed to fund 20% of project (or approximately US$3.9million), with 80% being organized by the JV partner, which will own 49% of the JV company. The estimated cost of the project including land, building and plant is expected to be approximately US$13million and is scheduled to be completed by December 2013. Management anticipates that funding for the E-Waste plant will come through the engagement of a local bank and will be guaranteed by an insurance bond. Garb estimates breaking ground in this project by November 2012.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this document that are not historical fact, are forward-looking statements based upon management's current expectations. Specifically, statements relating to the anticipated revenues, anticipated earnings, anticipated costs of the project, and expected output of materials are forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The results anticipated by any or all of these forward-looking statements may not occur. Garb Oil & Power Corporation expressly disclaims any obligation or intention to update these forward-looking statements for any reason.

Garb Oil & Power Corporation
+1-801-738-1355 Office
John Rossi President & CEO
Email: info@garbmail.com
Websites: www.garbop.com